Edward J. Record                                    January 28, 2014

Edward:

I am pleased to extend this offer of employment as Executive Vice President, Chief Financial Officer with J. C. Penney Company, Inc. (“J.C. Penney”), reporting to me. Your office will be located in the Company’s headquarters building at 6501 Legacy Drive, Plano Texas 75024. Your start date will be determined based on a mutually agreeable date. The components of your offer are below.

Salary Compensation
Your annualized base salary will be $750,000.

Performance-Based Annual Bonus
You are also eligible to participate in a company performance-based annual bonus program. Your target bonus opportunity is 75% of your base salary and your maximum bonus opportunity is 150% of your base salary. Assuming employment for a full fiscal year, your bonus amount at target would be $562,500, for total annual earnings of $1,312,500. Should the company achieve maximum results, your bonus would be $1,125,000 for total annual earnings of $1,875,000.

For 2014, your target bonus will be prorated based upon the date that your employment commences and your actual bonus will be no less than 50% of the prorated target amount. The timing of your bonus payout will be consistent with the standard payout cycle for bonuses for the 2014 fiscal year.

Inducement Awards
In addition to your base salary and annual bonus, you will receive a one-time cash sign-on bonus in the amount of $1,500,000 less applicable taxes, within 60 days of the date your employment commences.  To receive this sign-on bonus, you must sign and return the attached sign-on bonus agreement. The $1,500,000 sign-on bonus will be reduced by the target value of any equity awards at your current employer that vest on or before your start date. The value of the equity awards will be based on the closing price of SSI stock as of 1/10/14 ($21.11). The cash sign-on bonus will also be reduced by the amount of any annual incentive (bonus) compensation paid by your current employer for your performance in the 2013 fiscal year if paid out prior to your start date.

As a further inducement to your acceptance of this offer, after you commence employment with JCPenney, you will receive an equity award having a fair market value of $2,000,000 on the date of grant. The award will be delivered 100% as time-based restricted stock units (“TBRSUs”). The TBRSUs will vest one-third per year over three years, and will be subject to the other terms and conditions set forth in the notice of grant relating to your award.

The grant date for your equity inducement award is expected to be the third full trading date following the date of public release of Company earnings for the fiscal quarter in which your employment begins.

Long-term Incentive Awards
Your position entitles you to participate in J.C. Penney’s Long-Term Incentive Award Program. Long-term incentive awards are made on an annual basis, typically in the first quarter, and are subject to approval by the Human Resources and Compensation Committee (“HRCC”) of the Board of Directors.

Award amounts are determined based on position and individual performance. Past awards have consisted of stock options, time-based restricted stock units, and performance-based restricted stock units.

Relocation
To assist with your move, JCPenney will provide relocation benefits as specified in the attached Executive Level Homeowner Relocation Guide. A representative will be contacting you to discuss and coordinate your move.

Benefits
We offer a comprehensive benefits package. A listing of our benefit programs is attached. In addition to the standard benefits, JCPenney provides an allowance of up to $3,000 for an annual health exam.

The terms and conditions of this offer letter supersede any previous representations concerning any terms or conditions of your employment with J.C. Penney.  Additionally, this offer, including referenced agreements, is governed by federal law and the laws of the State of Texas, without regard to choice of law provisions of any other state. While we are confident that we will have a mutually beneficial employment relationship, employment with J.C. Penney is voluntary and at-will and does not create a contract for employment. Under this relationship, J.C. Penney may, at any time, decide to end an individual’s employment with or without cause, prior notice or discipline at J.C. Penney’s sole discretion. Likewise, any employee is free to end his or her employment at any time for any reasons with or without notice. Nothing in this offer or any attached agreement is intended to alter the at-will employment relationship.

This offer of employment is expressly contingent upon J.C. Penney’s receiving the following:

•
I-9 Required documentation - Please remember to bring documentation to support the I-9 Statement that shows your eligibility to work in the United States. A list of acceptable documents is attached for your review. There is no need to print this form out, but please use as reference. You will complete this form electronically on your first day.

•	Acceptable results from satisfactory completion of a background investigation.

•	Your signed agreement to respect confidential information (this agreement is attached to your offer letter).

•
Your signed agreement to participate in the J.C. Penney Binding Arbitration Program. This agreement can be found at www.jcpenney.net/associate_arbitration_agreement. You will sign this document electronically on your first day of employment.

•
Your signed agreement to certify your compliance with J.C. Penney’s Statement of Business Ethics. The Statement of Business Ethics can be found at http://phx.corporate-ir.net/External.Fileitem=UGFyZW50SUQ9MTQyNjY0 fENoa W xkSUQ9LTF8VHlwZT0z&t=1. You will sign the associated Certificate of Compliance on your first day of employment.

•
Satisfactory assurance that you are not subject to any non-compete or other restrictive covenant that could impair your ability to perform the job responsibilities of the position you are offered.  If you are subject to any such restrictions, please provide us with a copy of relevant documents at your earliest convenience.

If any one of the above conditions is not satisfied this offer shall not be effective.

Please confirm your acceptance of this offer by signing below and returning the signed offer letter along with signed agreements to Brynn Evanson (email: bevanson@jcp.com), EVP, Human Resources.

We are excited about the opportunity to work with you and welcome you to the JCPenney team!  I look forward to partnering with you as we work to return to profitable growth.

Regards,

/s/ Myron E. (Mike) Ullman, III

Myron E. (Mike) Ullman, III
Chief Executive Officer

J.C. Penney
6501 Legacy Drive
Plano, TX, 75024
www.jcp.com

My signature acknowledges that I am accepting your offer of employment as outlined in the offer letter. I acknowledge that this is not a contract of employment.

Name (Print):    Edward J. Record

Signature:    /s/ Edward J. Record

Date:        2/12/2014

J.C. Penney Company, Inc.
Agreement to Respect Confidential Information

Congratulations and welcome to J.C. Penney! We are pleased and excited that you have agreed to join our team.

While you have been hired based on your prior accomplishments and experiences, we ask that you do not bring any confidential business information with you from any prior employer(s). Confidential information is information that may be marked as “confidential”, “proprietary” or “privileged” or any other business information that may not be known to the public. While bringing such information to J.C. Penney may seem innocent, doing so can expose both you and J.C. Penney to civil and criminal liability.

The type of confidential information that should not be shared with us is the same type of information that J.C. Penney would not want you to share with our competitors. If you have any questions whether the information you have from any prior employer(s) is confidential information, please contact your Human Resources Representative to discuss.

Please sign below to acknowledge your understanding and agreement.

Name (Print):    Edward J. Record

Signature:    /s/ Edward J. Record

Date:        2/12/2014

J. C. Penney Company, Inc.
Sign-On Bonus Agreement

In addition to your base salary and annual bonus, you will receive a one-time inducement cash sign-on bonus in the amount of $1,500,000 less applicable taxes, within 60 days of the date your employment commences. The $1,500,000 sign-on bonus will be reduced by the target value of any equity awards at your current employer that vest on or before your start date. The value of the equity awards will be based on the closing price of SSI stock as of 1/10/14 ($21.11). The cash sign-on bonus will also be reduced by the amount of any annual incentive (bonus) compensation paid by your current employer for your performance in the 2013 fiscal year if paid out prior to your start date.

By accepting this bonus and signing the agreement below, if you voluntarily terminate your employment with J.C. Penney Company, Inc. (“J.C. Penney”) or your employment is terminated for cause, including specifically, a breach of any of J.C. Penney’s policies, practices, procedures or Statement of Business Ethics as determined by J.C. Penney, within 12 months of your start date, you agree to reimburse J.C. Penney for a pro-rata portion of the sign-on bonus according to the following:

•	The amount of the sign-on bonus you will be required to reimburse J.C. Penney will be determined by multiplying the amount of the sign-on bonus you received by a fraction

◦	The numerator of which is the number of whole calendar months that remain between the date of your termination and the first anniversary of your start date, and

◦	The denominator of which is 12

•
You will not be required to reimburse J.C. Penney for any portion of your sign-on bonus if your employment is involuntarily terminated by J.C. Penney for any reason other than for cause, or if your employment is terminated as a result of your death or disability.

To the extent permitted by law, you agree that J.C. Penney may deduct reimbursement payments from your final paycheck and/or vacation payout. If reimbursement payments are not timely paid, J.C. Penney shall be entitled to recover reasonable collection agency fees and attorney's fees incurred by J.C. Penney because of such noncompliance. Nothing in this agreement is intended to alter the at-will employment relationship between you and J.C. Penney.

Name (Print):    Edward J. Record

Signature:    /s/ Edward J. Record

Date:        2/12/2014